CERTIFICATE OF AMENDMENT
                                  TO THE
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                              DESIGNS, INC.

                   Pursuant to Section 242 of the
                  Delaware General Corporation Law

     Designs, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

  1.  The name of the Corporation is Designs, Inc.

  2. The Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") was filed with the office of the Secretary of State of the State of Delaware on April 20, 1987 and was amended on June 1, 1987 and June 22, 1993.

  3. The Restated Certificate of Incorporation is amended to change the name of the Corporation by deleting Article FIRST in its entirety and substituting therefor the following:

     "FIRST:  The name of the Corporation is Casual Male Retail Group, Inc."

  4. The Restated Certificate of Incorporation is further amended to increase the authorized common stock of the Corporation by deleting the first paragraph of Article FOURTH in its entirety and substituting therefor the following new paragraph:

    "FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue shall be 75,000,000 shares of Common Stock having a par value of $.01 per share, amounting to an aggregate par value of $750,000, and 1,000,000 shares of Preferred Stock having a par value of $.01 per share, amounting to an aggregate par value of $10,000."

  5. The foregoing amendments to the Restated Certificate of Incorporation were declared advisable by the Board of Directors of the Corporation pursuant to resolutions duly adopted on June 10, 2002, and was duly adopted in accordance with the provisions of Sections 242(b) of the Delaware General Corporation Law by the stockholders of the Corporation at the Corporation's annual meeting of stockholders held on August 8, 2002.


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IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed this 8th day of August 2002.

                                DESIGNS, INC.

                                By: 	\s\ SEYMOUR HOLTZMAN
                                Name:	Seymour Holtzman
                                Title:	Chairman of the Board of Directors







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